Exhibit 99.1

Monster Worldwide, Inc. Announces Final Approval of

Settlement of Derivative Actions and Preliminary Approval of
Settlement of Securities Class Action

NEW YORK – October 07, 2008 – Monster Worldwide, Inc. (NASDAQ: MNST) announced today further progress in finalizing two settlements, which were previously announced and disclosed in the Company’s Form 8-K filed on July 31, 2008.  The Supreme Court of the State of New York, New York County, has issued an order granting final approval of the settlement of the state and federal court derivative lawsuits arising out of the Company’s historic stock option grant practices.  In addition, the United States District Court for the Southern District of New York has granted preliminary approval of the previously announced settlement of the shareholder class action arising out of those practices.  A hearing with respect to final approval of the settlement of the federal shareholder class action is scheduled for November 21, 2008.

###

About Monster Worldwide

Monster Worldwide, Inc. (NASDAQ: MNST), parent company of Monster, the premier global online employment solution for more than a decade, strives to inspire people to improve their lives. With a local presence in key markets in North America, Europe, and Asia, Monster works for everyone by connecting employers with quality job seekers at all levels and by providing personalized career advice to consumers globally. Through online media sites and services, Monster delivers vast, highly targeted audiences to advertisers. Monster Worldwide is a member of the S&P 500 index and the NASDAQ 100. To learn more about Monster’s industry-leading products and services, visit www.monster.com. More information about Monster Worldwide is available at http://corporate.monster.com/

Contacts

Investors

Robert Jones, (212) 351-7032

Robert.Jones@monsterworldwide.com

Media

Steve Sylven, (978) 461-8503

Steve.Sylven@monster.com